Exhibit 10.3

FIRST AMENDMENT TO SELLERS OMNIBUS AGREEMENT

This FIRST AMENDMENT TO SELLERS OMNIBUS AGREEMENT (this “Amendment”) is made as of November 11, 2008, by and among Ridgewood Maine, L.L.C., a limited liability company formed under the laws of Delaware (“RM”), Indeck Energy Services, Inc., a corporation formed under the laws of Illinois (“IES”) and, solely as to Sections 2(e), 6, 9(b), 7(d), 7(e) and 13 of the Agreement (as defined below), Ridgewood Renewable Power LLC, a Delaware limited liability company (the “Managing Shareholder”). RM, IES and the Managing Shareholder are collectively sometimes referred to herein as the “Parties.”

RECITALS

WHEREAS, the Parties are all of the parties to that certain Sellers Omnibus Agreement, dated as of August 19, 2008, (the “Agreement”) that was executed and delivered in connection with the execution and delivery of that certain Purchase and Sale Agreement, dated August 19, 2008, as amended (the “PSA”), by and among the parties thereto.

WHEREAS, the parties to the PSA have agreed to certain amendments to the PSA pursuant to a First Amendment to Purchase and Sale Agreement, dated as of the date hereof (the “Amendment Agreement”), which amendment requires in part corresponding amendments to other documents, including the Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to become legally bound, agree as follows:

1. The preamble to the Agreement is amended to add Section 7(d) and Section 7(e) as additional Sections as to which the Managing Shareholder is signing the Agreement.

2. RM and IES represent and warrant to one another that the representations and warranties of each set forth in Section 3 of the Agreement are true and correct as of the date of this Amendment.

3. Section 7 of the Agreement is amended in its entirety to read as follows:

7. Allocation of Proceeds; PSA Escrow.

(a) In the event the transaction set forth in the PSA or an Alternate Definitive Agreement closes and IES participates therein by selling its IME Membership Interests, and notwithstanding anything in the IME Operating Agreement to the contrary, the proceeds of the transaction attributable to the sale of the IME Membership Interests shall be allocated between RM and IES and paid or utilized as set forth in this Section 7. The parties intend that such proceeds shall be disbursed promptly at the closing of such sale (the date of such disbursement being the “Disbursement Date”), except to the extent an Alternate Definitive Agreement provides for holdbacks, escrows or the like of a portion of the sale proceeds (the “Holdback”) and except in the event of a closing under the PSA, as provided in Section 7 (c), Section 7 (d) and Section 7 (e). Unless an Alternate Definitive Agreement expressly provides otherwise, the portion of the Holdback attributable to the sale of the IME Membership Interests shall be not more than the product of (i) a fraction, in which the numerator is the gross proceeds receivable from the sale of IME Membership Interests pursuant to such Alternate Definitive Agreement, and the denominator is the aggregate gross proceeds receivable from the sale of all the assets sold pursuant to such Alternate Definitive Agreement (excluding the effect of any Holdbacks in each case), multiplied by (ii) the aggregate Holdback required under such Alternate Definitive Agreement. Sale proceeds subject to any Holdback which are allocated to the sale of the IME Membership Interests shall be distributed when and as provided in such Alternate Definitive Agreement. The proceeds of the transaction and any Holdback attributable to the sale of the IME Membership Interests shall be allocated among RM and IES and paid as follows:

FIRST, to the payment of Transaction Costs (as defined below) attributable to the sale of the IME Membership Interests, allocated fifty-five percent (55%) from the proceeds otherwise to be received by RM and forty-five percent (45%) from the proceeds otherwise to be received by IES, which Transaction Costs will be estimated by the Managing Shareholder on the Disbursement Date, subject to later reallocation pursuant to Section 7(e) below;

SECOND, to RM and IES as the holders of the Senior Preferred Membership Units pro rata up to the fair market value of such units as of the Contribution Date as determined in accordance with Section 2 hereof;

THIRD, all remaining proceeds will be paid fifty-five percent (55%) to RM and forty-five percent (45%) to IES.

(b) As of the Contribution Date, the following amendment to Section 8.1(b) of the IME Operating Agreement shall become effective:

(1) There shall be a new subsection (i) added to the IME Operating Agreement to read entirely as follows:

“(i) FIRST, the Company shall distribute one hundred percent (100%) of the Net Cash Flow From Operations pro rata to the holders of Senior Preferred Membership Units until all such holders have received the full value of such units as determined in accordance with the Agreement dated as of August 19, 2008 among the Members and, for certain limited purposes, Ridgewood Renewable Power LLC, as amended.”

(2) Existing subsection (i) shall be renumbered as subsection (ii) and the word “FIRST” therein shall be amended to read “SECOND.”

(3) Existing subsection (ii) shall be renumbered as subsection (iii) and the word “SECOND” therein shall be amended to read “THIRD.”

(4) Existing subsection (iii) shall be renumbered as subsection (iv) and the word “THIRD” therein shall be amended to read “FOURTH.”

(5) Existing subsection (iv) shall be renumbered as subsection (v) and the word “FOURTH” therein shall be amended to read “FIFTH.”

(c) In the event that the transaction set forth in the PSA is consummated, each of RM and IES hereby agrees that, on the Disbursement Date, RM will receive and hold in escrow $2,500,000 of the proceeds (the “Working Capital Holdback”) that otherwise would have been distributed to RM and IES in accordance with the Agreement on the basis of 45% for the account of IES and 55% for the account of RM for purposes of paying any amounts due to the Buyer (as defined in the PSA) in respect of the Net Working Capital Adjustment (as defined in the PSA) finally determined to be owing to the Buyer, if at all, in accordance with the PSA and of paying any Transaction Costs arising after the Disbursement Date. Any Net Working Capital Adjustment required to be paid to the Buyer under the PSA will be paid from the Working Capital Holdback (to extent of the amount available in the Working Capital Holdback), which payments will be allocated to RM and IES in amounts and percentages that would have the effect of reversing steps Third and Second in Section 7(a) of this Agreement. Any Transaction Costs arising after the Disbursement Date will also be paid from the Working Capital Holdback (to the extent of the amount available in the Working Capital Holdback), which payments will be allocated 45% for the account of IES and 55% for the account of RM. Once any such Net Working Capital Adjustment has been paid to the Buyer or it has been finally determined that no such Net Working Capital Adjustment is due to the Buyer and all Transaction Costs have been paid, RM will distribute any of the Working Capital Holdback not utilized as provided herein to RM and IES in accordance with their respective interests in the remaining Working Capital Holdback. To the extent that the aggregate of any payment due to the Buyer as a result of the Net Working Capital Adjustment and Transaction Costs paid from the Working Capital Holdback exceed the amount of the Working Capital Holdback, RM and IES will make such payments of the Net Working Capital Adjustment in amounts and percentages that would have the effect of reversing steps Third and Second in Section 7(a) of this Agreement.

(d) In the event that the transaction set forth in the PSA is consummated, the Managing Shareholder shall cause Linwood 0708 LLC (“Linwood”) to use commercially reasonable efforts to collect any amounts due with respect to any Pre-Closing REC Rights (as defined in the PSA) obtained by Linwood under the PSA and shall cause Linwood to pay forty-five percent (45%) of the net proceeds received by Linwood from the sale of any Pre-Closing REC Rights, after the payment of all commissions and other transaction expenses made to third parties (the “Net REC Proceeds”), to IES and to pay fifty-five percent (55%) of the Net REC Proceeds to RM. Except as set forth in this Section 7(d), Linwood shall have no obligation to sell or otherwise realize any value from any such Pre-Closing REC Rights, and RM and IES waive any right to contest or challenge any such sale or the amount of any Net REC Proceeds received in any such sale.

(e) In the event that the transaction set forth in the PSA is consummated, promptly after the completion of the Net Working Capital Adjustment and the receipt or payment by RM and IES of any payment due as a result of that Net Working Capital Adjustment, the Managing Shareholder shall recompute the allocation of Transaction Costs under step First in Section 7(a) of this Agreement, using the actual gross proceeds from the sale pursuant to the PSA, including any Net REC Proceeds received prior to the date of computation. In the event such recomputation results in a different allocation of Transaction Costs from those made in connection with the Disbursement Date, either RM or IES will promptly pay to the other the amount required to effect that correct reallocation of Transaction Costs resulting from the Managing Shareholder’s computation under this Section 7(e) which were not otherwise paid for as provided in Section 7(c).

4. Pursuant to Section 5(a) of the Agreement, IES hereby consents to the modification and amendment of the PSA as set forth in the Amendment Agreement.

5. Capitalized terms used and not otherwise defined herein shall have the meanings attributed thereto in the Agreement. Upon execution hereof, each reference in the Agreement to “this Agreement,” “hereby,” “herein,” “hereof” or words of similar import referring to the Agreement shall mean and refer to the Agreement as amended by this Amendment.

6. Except as specifically amended hereby, all terms and provisions contained in the Agreement shall remain unchanged and in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire understanding of the Parties regarding the subject matter thereof and cannot be modified except by written agreement of the Parties.

7. This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

8. This Amendment shall be governed and construed in accordance with the laws of the State of New York.

[Signature Page Follows]

[Signature Page to First Amendment to Sellers Omnibus Agreement]

IN WITNESS WHEREOF, the Parties have executed this Amendment effective for all purposes as of the date first above written.

RIDGEWOOD MAINE, L.L.C.

By:	Ridgewood Penobscot Management Corporation, Manager

By:	/s/ Randall D. Holmes
Name:     Randall D. Holmes

Title:	President

INDECK ENERGY SERVICES, INC.

By:	/s/ Joseph M. Oskorep
Name:     Joseph M. Oskorep

Title:	Vice President & Controller

RIDGEWOOD RENEWABLE POWER, LLC,
solely as to Sections 2(e), 6, 7(d), 9(b) and 13

By:	/s/ Douglas R. Wilson
Name:     Douglas R. Wilson

Title:	Senior Vice President

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